Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

OS THERAPIES INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(c)	6,212,761	(1)	$2.71	(2)	$16,836,582.31	$0.00015310	$2,577.68	(3)
		Total Offering Amounts								$2,577.68
		Fees Previously Paid								—
		Total Fee Offsets								—
		Net Fee Due								$2,577.68

(1)	Represents approximately 5,597,015 shares of common stock based on the closing price of our shares on NYSE American (“NYSE”), on November 11, 2024 of $2.68 per share, together with 165,746 shares of common stock issued as “Initial Commitment Shares” and up to an additional 450,000 shares of common stock representing the True-up Shares.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of our common stock on NYSE on November 11, 2024 ($2.71 per share), in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.